Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	Jurisdiction of Organization
Payoneer Inc.	Delaware
Payoneer Research and Development Ltd.	Israel
Payoneer Payment Solutions Ltd.	Belize
Payoneer (UK) Limited	United Kingdom
Payoneer (EU) Limited	Gibraltar
Borderless Commerce Limited	United Kingdom
Payoneer U.S. LLC	Delaware
Payoneer Hong Kong Limited	Hong Kong
Payoneer Japan Limited	Japan
Payoneer Early Payments Inc.	Delaware
Payoneer Canada Limited	British Columbia, Canada
Payoneer Australia Pty Ltd	New South Wales, Australia
Payoneer (Guangzhou) Commerce Services Co., Ltd.	China
Payoneer Global Services Inc.	Delaware
Payoneer Payment Services (UK) Limited	United Kingdom
Payoneer Europe Limited	Ireland
PYNR Services Limited	Ireland
Payoneer Germany GmbH	Germany
Global Capital Advances Inc.	Delaware
Capital Advance Asset Company LLC*	Delaware
Payoneer Singapore Private Limited	Singapore
AnFu (Shenzhen) Information and Technology Limited	China
Payoneer India Commerce LLP	India
GCA SPV I LLC	Delaware
FTAC Olympus Acquisition Corp.	Delaware
Payoneer (Vietnam) Company Limited	Vietnam
Payoneer Services Holdings Inc.	Delaware
Mycheckoutpay Inc.	Delaware
Payoneer Global Services Spain, S.L.	Spain
Payoneer Holdings APAC Inc.**	Delaware
Payoneer Holdings East Asia Inc.**	Delaware
Payoneer Holdings EEA Inc.**	Delaware
Payoneer Holdings UK Inc.**	Delaware

* Dissolved as of February 27, 2023

** Incorporated after the reporting period for this Annual Report, on January 3, 2023